Exhibit 21

                        AUSTRALIAN OIL & GAS CORPORATION

                                  SUBSIDIARIES


Following is a list of the subsidiaries of Australian Oil & Gas Corporation, each of which, unless otherwise indicated, is wholly owned by the company.


Name                                         State of Incorporation
----                                         ----------------------

Registrant:

Australian Oil & Gas Corporation             Delaware (USA)


Subsidiaries:

Alpha Oil & Natural Gas Pty Ltd              Victoria (Australia)
Nations Natural Gas Pty Ltd                  Victoria (Australia)
Vulcan Australia Pty Ltd                     Victoria (Australia)
Braveheart Oil & Gas Pty Ltd                 Victoria (Australia)
Gascorp, Inc.                                Delaware (USA)
Nations LNG, Inc.                            Delaware (USA)


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